As filed with the Securities and Exchange Commission on January 8, 2010
Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-10
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WORLD COLOR PRESS INC.
(Exact name of Registrant as specified in its charter)

Canada	2750	Not applicable
(Province or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification) Code Number (if applicable))	(I.R.S. Employer Identification Number (if applicable))
999 de Maisonneuve Blvd. West, Suite 1100,
Montreal, Québec, Canada H3A 3L4 (514) 380-1957
(Address and telephone number of Registrant’s principal executive offices)
World Color (USA) Corp.
150 East 42nd Street, 11th Floor
New York, New York 10017
Telephone Number: (212) 754-2777
(Name, address, (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to

Robert E. Buckholz, Jr. Esq. Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 Telephone Number: (212) 558-4000	Ward Sellers Osler, Hoskin & Harcourt LLP 1000 De La Gauchetière Street West Montréal, Québec, Canada H3B 4W5 Telephone Number: (514) 904-8100
Approximate date of commencement of proposed sale of the securities to the public:
From time to time after this Registration Statement is declared effective, as determined by market conditions.
Québec
(Principal jurisdiction regulating this offering (if applicable))

It is proposed that this filing shall become effective (check appropriate box):
A. ☐	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada)

B. ☑	At some future date (check the appropriate box below):
1. ☐	pursuant to Rule 467(b) on at (designate a time not sooner than 7 calendar days after filing)

2. ☐	pursuant to Rule 467(b) on at (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on

3. ☑	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4. ☐	After the filing of the next amendment to this form (if preliminary material is being filed).
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf short form prospectus offering procedures, check the following box.   ☑

CALCULATION OF REGISTRATION FEE

		Proposed maximum
Title of each class	Amount to be	offering	Proposed maximum	Amount of
of securities to be registered	registered	price per unit	aggregate offering price	registration fee
Common Shares	25,441,284(1)	$9.50(2)	$175,462,359.00(2)	$12,510.47
Class A Convertible Participating Preferred Shares	4,434,836	$11.36(3)	$50,379,736.96(3)	$3,592.08
Rights(4)	—	—	—	—
Total			US$225,842,095.96	US$16,102.55

1.	Includes (i) 6,971,562 Common Shares of World Color Press Inc., which represents the maximum number of Common Shares that may be issued upon conversion of the Class A Convertible Participating Preferred Shares (the “Preferred Shares”) at a conversion rate for such Preferred Shares that assumes that all determinable triggering events that may require an increase in the conversion rate have occurred and (ii) such additional number of Common Shares, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions of the Preferred Shares, pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”). No separate consideration will be received for the 6,971,562 Common Shares issuable upon the conversion of the Preferred Shares (which represents the number of Common Shares into which the Preferred Shares are convertible, based on the conversion rate that assumes that all determinable triggering events that may require an increase in the conversion rate have occurred), and, therefore, no registration fee for those Common Shares is required pursuant to Rule 457(i) of the Securities Act. An additional registration fee, however, is payable for the registration of the Preferred Shares, as set forth in the table above and in footnote (3) below.

2.	Estimated solely for purposes of calculating the Registration Fee, based on the average of the high and low prices of the Common Shares on the Toronto Stock Exchange on January 6, 2010, a date within five (5) business days of the initial filing of this Registration Statement.

3.	Estimated solely for purposes of calculating the Registration Fee.

4.	Rights are attached to and trade with the Registrant’s Common Shares and Preferred Shares and are issued for no additional consideration. The value attributable to Rights, if any, is reflected in the market price of the Common Shares and Preferred Shares. No additional registration fee is required.
     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act or on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a) of the Securities Act, may determine.

PART I
INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

A copy of this preliminary short form base shelf prospectus has been filed with the securities regulatory authority in the Province of Québec but has not yet become final for the purpose of the sale of securities. Information contained in this preliminary short form base shelf prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the short form base shelf prospectus is obtained from the securities regulatory authority.

This short form base shelf prospectus constitutes a public offering of securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities in those jurisdictions. A registration statement on Form F-10 has been filed with the United States Securities and Exchange Commission under the United States Securities Act of 1933, as amended, with respect to these securities.

This short form base shelf prospectus has been filed under legislation in the Province of Québec that permits certain information about these securities to be determined after this short form base shelf prospectus has become final and that permits the omission from this short form base shelf prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

Information has been incorporated by reference in this short form base shelf prospectus from documents filed with the securities regulatory authority in the Province of Québec. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of World Color Press Inc. at 999 de Maisonneuve Blvd. West, Suite 1100, Montreal, Québec, Canada H3A 3L4, telephone: (514) 380-1957 and are also available electronically at www.sedar.com.

PRELIMINARY SHORT FORM BASE SHELF PROSPECTUS

Secondary Offering	January 8, 2010

WORLD COLOR PRESS INC.
25,441,284 Common Shares
4,434,836 Class A Convertible Participating Preferred Shares

This short form base shelf prospectus (the “Prospectus”), which allows for the periodic resale of 4,434,836 Class A Convertible Participating Preferred Shares (the “Preferred Shares”) of World Color Press Inc. (the “Company”) and 25,441,284 common shares of the Company (the “Common Shares”), including 6,971,562 Common Shares issuable upon conversion of the Preferred Shares (assuming all potential trigger events that would require a change in the conversion ratio in accordance with their terms have occurred), has been filed in accordance with the terms of a registration rights agreement dated July 21, 2009 (the “Registration Rights Agreement”) between the Company and Catalyst Fund Limited Partnership II (“Catalyst”), Société Générale, New York Branch (“SGNB”) and a Schedule II Canadian chartered bank (collectively with Catalyst and SGNB, the “Selling Securityholders”). The Common Shares and the Preferred Shares are collectively referred to in this Prospectus as the “Registrable Securities”.

This Prospectus may be used by the Selling Securityholders in connection with resales of the Registrable Securities in the United States from time to time during the period that this Prospectus, including any amendments thereto, remains valid. See “Selling Securityholders”.

The offering is made by a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare this Prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such disclosure requirements are different from those of the United States. Financial statements incorporated herein by reference have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) and are subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies.

Prospective investors should be aware that the acquisition of the Registrable Securities may have tax consequences both in the United States and Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein or in any applicable prospectus supplement. You should read the tax discussion under “Certain Income Tax Considerations” and in any applicable prospectus supplement.

The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that the Company is incorporated under the federal laws of Canada, that some or all of its officers and directors are residents of Canada, that certain of the experts named in the Registration Statement are residents of a foreign country, and that a substantial portion of the assets of the Company and said persons are located outside the United States.

No underwriter has been involved in the preparation of, or has performed a review of, the contents of this Prospectus.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE REGISTRABLE SECURITIES, OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Company will not receive any of the proceeds from the resale of the Registrable Securities by the Selling Securityholders. Pursuant to the Registration Rights Agreement, the Company is responsible for registration expenses relating to this Prospectus, the Registration Statement (as defined below) filed with the SEC and the prospectus supplements (if any) filed in connection with this Prospectus, and the Selling Securityholders are responsible for all underwriting discounts and commissions, fees of underwriters, selling brokers, dealer managers and similar securities industry professionals, fees and expenses of counsel of the Selling Securityholders (except for the reasonable fees and expenses of one Canadian counsel and one U.S. counsel selected by the holders of a majority of the Common Shares included in the Registrable Securities, on a fully diluted basis), fees and expenses of counsel for the underwriters and transfer taxes, if any.

The Common Shares are listed on the Toronto Stock Exchange (“TSX”) under the symbols “WC” (trading in Canadian dollars) and “WC.U” (trading in U.S. dollars). The last reported sale price of the Common Shares on the TSX on January 7, 2010 was Cdn$9.50 per share or US$9.50 per share. There is currently no market through which the Preferred Shares may be sold and purchasers may not be able to resell such Preferred Shares purchased under this Prospectus. This may affect the pricing of such Preferred Shares in the secondary market, the transparency and availability of trading prices, the liquidity of the Preferred Shares, and the extent of issuer regulation.

Investing in the Registrable Securities involves risk. Please carefully consider the “Risk Factors” section beginning on page 16 of this Prospectus.

This Prospectus has not been filed in respect of, and will not qualify, any distribution of Registrable Securities in the Province of Québec or in any other province or territory of Canada at any time.

The Registrable Securities may be offered by the Selling Securityholders in negotiated transactions or otherwise, to or through underwriters or dealers purchasing as principal or directly to purchasers at varying prices determined at the time of the sale or at negotiated prices. In addition, the Registrable Securities may be offered from time to time through ordinary brokerage transactions on the TSX. See “Plan of Distribution”.

Pursuant to a decision of the AMF dated December 18, 2009, the Company was granted permanent relief from the requirement to prepare a French-language version of the Prospectus and any applicable prospectus supplement as well as the documents incorporated by reference therein.

The Company’s registered and head office is located at 999 de Maisonneuve Blvd. West, Suite 1100, Montreal, Québec, Canada H3A 3L4.

Only the information contained or incorporated by reference in this Prospectus should be relied upon. The Company and the Selling Securityholders have not authorized any other person to provide you with different or inconsistent information, and you should not rely upon any such information. You should assume that the information appearing in this Prospectus is accurate as of the date on the front cover of this Prospectus. The Company’s business, financial condition, results of operations and prospects may have changed since that date. Neither the delivery of this Prospectus nor the registration of the Registrable Securities hereunder shall, under any circumstances, create any implication that there has been no change in the Company’s business or affairs since the respective dates as of which information is given herein.

This Prospectus summarizes certain documents and other information and you are referred to this documentation and other information for a more complete understanding of what is discussed in this Prospectus. In making an investment decision, you must rely on your own examination of the Company and the terms of the Registrable Securities, including the merits and risks involved.

The Company and the Selling Securityholders are not making any representation to any person acquiring the Registrable Securities regarding the legality of an investment in the Registrable Securities by such purchaser under any laws or regulations. You should not consider any information in this Prospectus to be legal, business or tax advice. You should consult your own attorney, accountant, business advisor and tax advisor for legal, business and tax advice regarding an investment in the Registrable Securities.

You must comply with all applicable laws and regulations in force in any applicable jurisdiction and you must obtain any consent, approval or permission required by you for the purchase, offer or resale of the Registrable Securities under the laws and regulations in force in the jurisdiction to which you are subject or in which you make such purchase, offer or resale, and the Company and the Selling Securityholders will not have any responsibility therefor.

Unless otherwise indicated or the context suggests otherwise, all references in this Prospectus to the “Company” or “World Color” are to World Color Press Inc., the successor corporation to Quebecor World Inc., and includes its consolidated subsidiaries, such as World Color (USA) Corp., following the corporate name change of Quebecor World Inc. in conjunction with the approved plan of compromise and reorganization, as described below under “The Reorganization”. All references in this Prospectus to “QWI”, “Quebecor World” or the “Predecessor” are to Quebecor World Inc., the predecessor corporation of World Color Press Inc., including its consolidated subsidiaries, prior to its corporate name change.

Unless otherwise indicated, all financial information included and incorporated by reference in this Prospectus has been prepared in accordance with Canadian GAAP, which may differ from generally accepted accounting principles in the United States (“U.S. GAAP”). The Company’s financial statements that are incorporated by reference into this prospectus have been reconciled to U.S. GAAP. Please see the Unaudited Reconciliation to U.S. GAAP for the nine-month periods ended September 30, 2009 and 2008 and Note 30 of the Annual Financial Statements (as defined hereinafter) as well as the Additional Disclosures Related to the Reconciliation to U.S. GAAP Note for the years ended December 31, 2008, 2007 and 2006, which are incorporated by reference into this Prospectus, for a summary of the significant differences between Canadian GAAP and U.S. GAAP as they apply to the Company’s financial statements.

In this Prospectus, unless otherwise specified, all reference to “US$” are to lawful currency of the United States and all references “Cdn$” are to the lawful currency of Canada.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in Canada and filed with, or furnished to, the SEC in the United States. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of the Company at 999 de Maisonneuve Blvd. West, Suite 1100, Montreal, Québec, Canada H3A 3L4, telephone: (514) 380-1957 and are also available electronically through the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com. Disclosure documents filed with, or furnished to, the SEC are available through the Electronic Document Gathering and Retrieval System (EDGAR) at www.sec.gov.

The following documents filed by the Company, or by Quebecor World prior to the reorganization (see “The Reorganization”), with the various securities commissions or similar authorities in each of the provinces of Canada, are specifically incorporated by reference into and form an integral part of this Prospectus:

(a) Annual Report on Form 20-F of Quebecor World dated March 26, 2009 in respect of Quebecor World’s financial year ended December 31, 2008 (the “Annual Report”), which includes (i) the Annual Consolidated Financial Statements of Quebecor World as at December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006, together with the notes thereto and the auditors’ report thereon dated March 26, 2009 (the “Annual Financial Statements”); and (ii) the Management’s Discussion and Analysis of the financial condition and results of operations of Quebecor World for the years ended December 31, 2008 and 2007 included as “Item 5 — Operating and Financial Review and Prospects” including Management’s Report on Internal Control over Financial Reporting as of December 31, 2008 and the Report of the Independent Registered Public Accounting Firm on the Company’s internal control over financial reporting as of December 31, 2008, dated March 26, 2009, which expressed an opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2008 because of the effect of a material weakness on the achievement of the objectives of the control criteria;

(b) Interim Unaudited Consolidated Financial Statements of World Color for the three and nine months ended September 30, 2009 and 2008 (the “Interim Financial Statements”);

(c) Management’s Discussion and Analysis of the financial condition and results of operations of World Color for the three and nine months ended September 30, 2009 and 2008 (the “Interim MD&A”);

(d) Additional Disclosures Related to the Reconciliation to U.S. GAAP Note for the years ended December 31, 2008, 2007 and 2006;

(e) Unaudited Reconciliation to U.S. GAAP for the nine-month periods ended September 30, 2009 and 2008;

(f) Material Change Report of World Color dated July 31, 2009 with respect to the successful emergence of Quebecor World from protection under the Companies’ Creditors Arrangement Act in Canada and under Chapter 11 of the U.S. Bankruptcy Code in the United States;

(g) Material Change Report of World Color dated August 21, 2009 with respect to the adoption by the Company of a shareholder rights plan; and

(h) Material Change Report of World Color dated September 11, 2009 with respect to the appointment of Mark Angelson as Chairman and Chief Executive Officer of the Company.

Any documents of the type referred to in the preceding paragraph, or required to be incorporated by reference herein pursuant to National Instrument 44-101 — Short Form Prospectus Distributions, including annual information forms, information circulars, annual and interim financial statements and related management’s discussion and analysis, material change reports (excluding confidential reports, if any), business acquisition reports, updated earnings coverage ratio information, as well as all prospectus supplements disclosing additional or updated information, filed by the Company with the applicable securities regulatory authorities subsequent to the date of this Prospectus and prior to 25 months from the date hereof shall be deemed to be incorporated by reference in this Prospectus. Any similar document filed or furnished by the Company to the SEC pursuant to the United States

Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Prospectus shall be deemed to be incorporated by reference in this Prospectus, if and to the extent provided in such document.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for the purposes of this Prospectus, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this Prospectus, except as so modified or superseded.

Upon a new annual report and the related annual audited consolidated financial statements together with the auditors’ report thereon and management’s discussion and analysis contained therein being filed by the Company with, and where required, accepted by, the applicable securities regulatory authorities during the currency of this Prospectus, the previous annual report, the previous annual audited consolidated financial statements and all interim consolidated financial statements, management’s discussion and analysis and material change reports (including material change reports of the Company, if any) filed prior to the commencement of the Company’s financial year in which the new annual information form was filed, no longer shall be deemed to be incorporated by reference in this Prospectus for the purpose of future offers and sales of Registrable Securities hereunder.

A supplement to this Prospectus (the “Prospectus Supplement”) containing the specific terms of an offering of Registrable Securities, disclosure of any applicable earnings coverage ratios and other information in relation to the Registrable Securities will be delivered to purchasers of such Registrable Securities together with this Prospectus and will be deemed to be incorporated by reference into this Prospectus as of the date of such Prospectus Supplement solely for the purposes of the offering of the Registrable Securities covered by that Prospectus Supplement.

The Company has filed with the SEC a registration statement on Form F-10 (the “Registration Statement”) under the United States Securities Act of 1933, as amended (the “Securities Act”) relating to the Registrable Securities and of which this Prospectus forms a part. This Prospectus does not contain all of the information set forth in such Registration Statement, certain items of which are contained in the exhibits to the Registration Statement as permitted or required by the rules and regulations of the SEC. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance, reference is made to the exhibit for a more complete description of the relevant matter, each such statement being qualified in its entirety by such reference.

FORWARD-LOOKING STATEMENTS

To the extent any statements made in this Prospectus contain information that is not historical, these statements are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and are forward-looking information within the meaning of the “safe harbor” provisions of applicable Canadian securities legislation (collectively “forward-looking statements”). These forward-looking statements can generally be identified by the use of words such as “may”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “plan”, “foresee”, “believe” or “continue” or the negatives of these terms, variations on them and other similar expressions. They include, but are not limited to, statements with respect to expectations, projections or other characterizations of future events or circumstances, and the Company’s objectives, goals, strategies, beliefs, intentions, plans, estimates, projections and outlook, including statements relating to the following:

•	the prospects of the Company’s industry, including the impact of the North American recession in 2009 on volumes and prices;

•	the impact on revenues of current and planned investments by the Company in new capacity in Latin America;

•	projections of revenues, income or loss, earnings or loss per share, capital expenditures, dividends, capital structure, other financial items and the effects of currency fluctuations;

•	the plans and objectives of the Company or its management or Board of Directors, or estimates or predictions of actions of customers, suppliers, competitors or regulatory authorities; and

•	statements regarding future economic performance.

The Company has based these forward-looking statements on its current expectations about future events.

Forward-looking statements do not take into account the effect of transactions or other items announced or occurring after the statements are made. For example, they do not include the effect of dispositions, acquisitions, other business transactions, asset write-downs or other charges announced or occurring after the forward-looking statements are made.

Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct, and since forward-looking statements inherently involve risks and uncertainties, undue reliance should not be placed on such statements. Certain material factors or assumptions are applied in making forward-looking statements, and actual results may differ materially from those expressed or implied in such forward-looking statements.

Important factors and assumptions as well as the Company’s ability to anticipate and manage the risks associated therewith that could cause actual results to differ materially from these expectations include, among other things:

•	cyclical and seasonal variations in the industries in which the Company operates;

•	general economic, financial and market conditions, including the current recessionary global market and economic conditions;

•	the intensity of competitive activity in the industries in which the Company operates;

•	unanticipated higher capital spending required in order to maintain the Company’s facilities and to address continued development of new equipment and technologies;

•	the concentration of the Company’s revenues derived from long-term contracts;

•	increases and volatility in the cost of raw materials and energy prices;

•	technological changes that affect demand for the products and services of the Company;

•	the possibility of labor disruptions, including strikes and labor protests;

•	fluctuations in foreign currency exchange rates, interest rates and commodity prices;

•	changes in laws and regulations, or in their interpretations;

•	the possibility that the Company’s actual financial results may vary significantly from the projections filed with the U.S. Bankruptcy Court;

•	the fact that the future consolidated financial statements of the Company will not be comparable to the Company’s financial statements from prior periods because of the effects of the transactions that became effective pursuant to the Plan (as defined below); and

•	other factors that are beyond the Company’s control.

These and other risks, as well as the Company’s ability to anticipate and manage the risks associated with the foregoing, are detailed from time to time in the Company’s filings with the SEC and the securities regulatory authorities in Canada, available at www.sec.gov and www.sedar.com (copies of which are also available on www.worldcolor.com). Additional information about these factors and about the material factors or assumptions underlying such forward-looking statements may be found in this Prospectus, and in particular under “Risk Factors”. The Company cautions that the foregoing list of important factors that could affect future results is not exhaustive. Investors and others should carefully consider the foregoing factors and other uncertainties and potential events when relying on the Company’s forward-looking statements to make decisions with respect to the business of the Company.

Unless mentioned otherwise, the forward-looking statements in the Prospectus reflect the expectations of the Company as of the date hereof, and are subject to change after this date. The Company expressly disclaims any obligation or intention to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by applicable securities laws.

ENFORCEMENT OF CERTAIN CIVIL LIABILITIES

World Color is a corporation existing under the Canada Business Corporations Act, R.S.C. 1985, c.-44 (the “CBCA”). A number of the Company’s directors and officers, as well as certain of the experts named in this Prospectus, are residents of Canada or other jurisdictions outside of the United States, and a significant portion of the Company’s assets are located outside the United States. As a result, it may be difficult for you to effect service within the United States upon the Company or upon such directors, officers and experts. Execution by United States courts of any judgment obtained against the Company, any of the Company’s directors or officers or any experts named in this Prospectus in United States courts would be limited to the assets of such corporations or such persons, as the case may be, located in the United States. It may also be difficult for holders of securities who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon civil liability and the civil liability of the Company’s directors, executive officers and experts under the United States federal securities laws. The Company has been advised that a judgment of a U.S. court predicated solely upon civil liability under U.S. federal securities laws or the securities or “blue sky” laws of any state within the United States, would likely be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. However, the Company has also been advised by Osler, Hoskin & Harcourt LLP, the Company’s Canadian counsel, that there is doubt as to the enforceability in Canada against these non-U.S. entities or their controlling persons, directors, officers and experts who are not residents of the United States, in original actions or in actions for enforcement of judgments of courts of the United States, of liabilities predicated solely upon U.S. federal or state securities laws.

NON-GAAP MEASURES

In this Prospectus or in the documents incorporated herein by reference, the Company uses certain financial measures that are not calculated in accordance with Canadian GAAP or U.S. GAAP to assess its financial performance, including EBITDA (earnings before interest, tax, depreciation and amortization), Adjusted EBITDA, Adjusted EBIT, and free cash flow. The Company uses such non-GAAP financial measures because the Company believes that they are meaningful measures of its performance. The Company’s method of calculating these non-GAAP financial measures may differ from the methods used by other companies and, as a result, the non-GAAP financial measures presented in this Prospectus may not be comparable to other similarly titled measures disclosed by other companies. These non-GAAP measures are intended to provide additional information on the performance of the Company and should not be considered in isolation or as substitutes for measures of performance prepared in accordance with Canadian GAAP or U.S. GAAP.

For more information, see “Presentation of financial information and combined quarterly financial results” in the Interim MD&A that is incorporated herein by reference.

THE CORPORATION

Quebecor World was incorporated on February 23, 1989 under the CBCA to combine the assets constituting what was then the printing division of its parent, Quebecor Inc. Following a reorganization, Quebecor World was renamed and began operating as World Color Press Inc. on July 21, 2009 (the “Effective Date”). See “The Reorganization”.

The registered and head office of World Color is located at 999 de Maisonneuve Blvd. West, Suite 1100, Montreal, Québec, Canada H3A 3L4.

THE REORGANIZATION

The Plan

On January 21, 2008 (the “Filing Date”), Quebecor World obtained an order from the Quebec Superior Court granting creditor protection under the Companies’ Creditors Arrangement Act (Canada) (the “CCAA”) for itself and for 53 U.S. subsidiaries (the “U.S. Subsidiaries” and, collectively with the Company, the “Applicants”). On the same date, the U.S. Subsidiaries filed a petition under Chapter 11 of the U.S. Bankruptcy Code (“Chapter 11”) in the U.S. Bankruptcy Court for the Southern District of New York (the “U.S. Bankruptcy Court”). The proceedings under the CCAA and the proceedings under Chapter 11 are hereinafter collectively referred to as the “Insolvency Proceedings”. Quebecor World’s Latin American subsidiaries were not subject to the Insolvency Proceedings. During the Insolvency Proceedings, the Applicants continued to operate under the protection of the relevant courts.

On June 22, 2009, the creditors of the Applicants approved a plan of compromise or reorganization (the “Plan”) under both the CCAA and Chapter 11. On June 30, 2009, the Plan was sanctioned by the Quebec Superior Court, and it was confirmed by the U.S. Bankruptcy Court on July 2, 2009. The Plan was implemented following various transactions that were completed on the Effective Date. Accordingly, the Applicants emerged from bankruptcy protection and Quebecor World was renamed and began operating as World Color Press Inc. on the Effective Date.

The implementation of the Plan on July 21, 2009 resulted in a substantial realignment of the interests in the Company between its existing creditors and shareholders as of the Filing Date. As a result, the Company adopted fresh start accounting effective July 21, 2009 in accordance with section 1625 “Comprehensive Revaluation of Assets and Liabilities” of the Canadian Institute of Chartered Accountants Handbook (“CICA Handbook”) under Canadian GAAP. Fresh start accounting requires resetting the historical net book value of assets and liabilities to fair value by allocating the entity’s reorganization value of $1.5 billion to its assets and liabilities in a manner consistent with section 1581 “Business Combinations” of the CICA Handbook. The excess reorganization value over the fair value of tangible and identifiable intangible assets has been recorded as a change to capital stock in the consolidated balance sheet. Future income taxes, at the Fresh-start Date (as defined below), have been determined in conformity with section 3465 “Income Taxes” of the CICA Handbook. Under U.S. GAAP, fresh start accounting was adopted in accordance with Statement of Position 90-7 “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” of the American Institute of Certified Public Accountants. The historical net book values of assets and liabilities are reset to fair value by allocating the entity’s reorganization value to its assets and liabilities in a manner consistent with Financial Accounting Standards Board (“FASB”) Statement No. 141(R) “Business Combinations”. The excess reorganization value over the fair value of tangible and identifiable intangible assets has been recorded as goodwill in the consolidated balance sheet. Deferred income taxes, at the Fresh-start Date (as defined below), have been determined in conformity with FASB Statement No. 109 “Accounting for Income Taxes”.

In light of the proximity of the Effective Date to the end of its accounting period immediately following July 21, 2009, which is July 31, 2009, the Company has elected to adopt fresh start reporting and account for the effects of the Plan, including the cancellation of the old capital stock of QWI and the creation and issuance of World Color’s new capital stock, as if such events had occurred on July 31, 2009 (the “Fresh-start Date”). The Company evaluated the activity between July 22, 2009 and July 31, 2009 and, based upon the immateriality of such activity, concluded that the use of July 31, 2009 to reflect the fresh start accounting adjustments was appropriate for financial reporting purposes. The use of the July 31, 2009 date is for financial reporting purposes only and does not affect the Effective Date of the Plan.

Following implementation of the Plan, World Color reorganized its capital structure and issued (or will issue) the following securities in exchange for $3.1 billion of liabilities subject to compromise:

•	New unsecured notes to be issued in a maximum aggregate principal amount of $75 million (the “Unsecured Notes”). The Company estimates that the aggregate principal amount of the Unsecured Notes to be issued will be $50 million;

•	12.5 million Preferred Shares;

•	73.3 million Common Shares; and

•	10.7 million Series I Barrier Warrants and 10.7 million Series II Barrier Warrants (collectively, the “Warrants”).

In accordance with the terms of the Plan, the Common Shares, the Preferred Shares and the Warrants were issued in escrow as of the Effective Date pending the resolution of claims. As of November 18, 2009, 64,128,994 Common Shares, 5,707,872 Series I Barrier Warrants and 5,707,872 Series II Barrier Warrants have been released from escrow; all of the Preferred Shares have been released from escrow.

In addition, cash payments of $100 million in satisfaction of certain claims were made to holders of the Predecessor’s senior secured debt, all of which were paid on the Effective Date. Also, the Company will make payments of approximately $66 million in connection with secured, administrative, priority tax and small convenience unsecured claims, of which $10 million was paid on the Effective Date and $3.1 million was paid prior to January 8, 2010.

The implementation of the Plan also involved the following refinancing transactions:

•	Repayment of $586.6 million under the Predecessor’s debtor-in-possession financing; and

•	Entering into a new exit financing credit facility of $800 million (the “Credit Facility”), consisting of a term loan of $450 million and a revolving credit facility of $350 million.

Pursuant to the Plan, on the Effective Date, QWI’s then existing Multiple Voting Shares, Redeemable First Preferred Shares and Subordinate Voting Shares were effectively cancelled for no consideration in accordance with the Articles of Reorganization that were filed with the Court as one of the steps to implement the Plan.

The Registration Rights Agreement

As part of the Reorganization, World Color entered into the Registration Rights Agreement with the Selling Securityholders on July 21, 2009. The Registration Rights Agreement contemplates that the Company will use its commercially reasonable efforts to register the Registrable Securities no later than January 31, 2010.

Pursuant to the terms of the Registration Rights Agreement, the Company agreed to file a short form base shelf prospectus with the Autorité des marchés financiers under NI 44-102 and a registration statement with the SEC under the Securities Act so as to permit the Selling Securityholders to resell the Registrable Securities in the United States from time to time after the effective date of the Registration Statement of which this Prospectus forms a part.

The following summary of selected provisions of the Registration Rights Agreement is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of that agreement. Copies of the Registration Rights Agreement are available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

Under the Registration Rights Agreement, the Company will use its commercially reasonable efforts to keep the Registration Statement continuously effective under the Securities Act until the second anniversary of its effective date with respect to the Registrable Securities, subject to extensions in accordance with the terms and conditions of the Registration Rights Agreement (the “Effectiveness Period”), or such shorter period ending when (i) all Registrable Securities covered by the Registration Statement have been sold by the Selling Securityholders or (ii) a subsequent Registration Statement covering all of the Registrable Securities has been declared effective under the relevant securities laws.

Under the Registration Rights Agreement, (i) World Color agrees to pay all expenses in connection with the registration and (ii) the Selling Securityholders are responsible for all underwriting discounts and commissions, fees of underwriters, selling brokers, dealer managers and similar securities industry professionals, fees and expenses of counsel of the Selling Securityholders (except for the reasonable fees and expenses of one Canadian counsel and one U.S. counsel selected by the holder of a majority of the Common Shares included in the Registrable Securities, on a fully diluted basis), fees and expenses of counsel for the underwriters and transfer taxes, if any.

STRUCTURE OF THE CORPORATION

The following organizational chart shows the principal subsidiaries of the Company, along with their governing jurisdiction and the Company’s ownership interest in each such subsidiary. Subsidiaries whose total assets and revenues represented (a) individually, less than 10% of consolidated assets and revenues of the Company as at and for the financial year ended December 31, 2008 and (b) in the aggregate, less than 20% of consolidated assets and revenues of the Company as at and for the financial year ended December 31, 2008, have not been included. The Company completed the sale of its European operations on June 26, 2008 and, consequently, its European holding company, Quebecor World European Holding S.A., is not presented in the corporate chart below.

BUSINESS OF THE CORPORATION

World Color is a leader in providing high-value, complete market solutions, including pre-print, print and post-print services to leading retailers, branded goods companies and catalogers as well as to leading publishers of magazines, books, directories and other printed media. The Company is also one of the few commercial printers able to serve customers on a regional, national and international basis. World Color is a leader in most of the services that it offers in the Company’s principal geographic markets. The Company’s market-leading positions have been established through a combination of building long-term partnerships with the world’s leading print media customers, investing in key strategic technologies and expanding operations through acquisitions.

As at the date of this Prospectus, the Company has 85 printing and related facilities located in North America and Latin America. In the United States, World Color is the second largest commercial printer with 65 facilities in 25 states, and the Company is a leader in the printing of books, magazines, directories, retail inserts, catalogs and direct mail. World Color is the second largest commercial printer in Canada with 13 facilities in five provinces through which the Company offers a diversified mix of printed products and related value-added services to the Canadian market and internationally. World Color is also the largest commercial printer in Latin America, with seven facilities operating in Argentina, Brazil, Chile, Colombia, Mexico and Peru. The Company operates both rotogravure and web offset presses in various facilities, which provide its customers long-run, short-run and multi-versioning options as well as a variety of other value-added services, and which also enable the Company to print simultaneously for its customers in multiple facilities reducing cycle time and transportation costs.

The primary print services World Color offers in North America relate to the production of retail inserts, catalogs, Sunday magazines and direct mail, which the Company refers to as marketing solutions services, and to the production of books, magazines and directories, which the Company refers to as publishing services. World Color also offers to its U.S. and Canadian clients various other print-related services, which the Company refers to as pre-media and logistics services. World Color also offers a range of marketing solutions services and publishing services in Latin America to marketers, retailers and publishers in their respective geographical areas.

The customers of the Company include many of the largest publishers, retailers and catalogers in the geographic areas in which the Company operates. With respect to retail inserts, the Company’s customers include Sears, JC Penney, Kohl’s, Albertson’s and Wal-Mart. The Company prints catalogs for customers such as Bass Pro, Redcats and Victoria’s Secret. The Company’s book publishing customers include Reader’s Digest Association, McGraw-Hill, Scholastic, Harlequin Enterprises, Thomas Nelson and Simon & Schuster. World Color prints magazines for publishers including Time, Hearst, Hachette, Source Interlink Media, Wenner Media, Amos Publishing and Reader’s Digest Association. The directories customers of the Company include Dex Media, Yellow Book USA and Yellow Pages Group (Canada).

SELLING SECURITYHOLDERS

This Prospectus may be used by the Selling Securityholders in connection with resales of the Registrable Securities in the United States, from time to time, during the 25 month period that this Prospectus, including any amendments thereto, remains valid. The applicable Prospectus Supplement will identify the Selling Securityholders, the terms of the Registrable Securities and other information regarding the transaction, such as the price of the Registrable Securities, the names of any underwriter or broker-dealer, if used, and the commissions paid or discounts or concessions allowed to such underwriter or broker-dealer, where applicable. The Selling Securityholders may be deemed to be underwriters in connection with the Registrable Securities they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Securityholders will receive all the proceeds from their sale of Registrable Securities.

USE OF PROCEEDS

The proceeds from the sale of the Registrable Securities which are offered pursuant to this Prospectus are solely for the account of the Selling Securityholders. Accordingly, the Company will not receive any proceeds from the sale of the Registrable Securities by the Selling Securityholders.

CONSOLIDATED CAPITALIZATION OF THE CORPORATION

The following table presents the consolidated capitalization of the Company as at September 30, 2009 and November 30, 2009. There has been no material change in the share capital or loan structure of the Company since November 30, 2009.

	As at	As at
	September 30,	November 30,
	2009	2009
	Actual	Actual
	(Millions of U.S. dollars)
	(Unaudited)

Cash and Cash Equivalents	$52.9	$60.4

Bank Indebtedness	$2.3	$1.7

Debt (including current portion)
Credit Facility	$464.2	$447.4
Other Debts(1)	$78.2	$76.8

Total Long-Term Debt (including current portion)	$542.4	$524.2

Unsecured Notes to be Issued	$50.0	$50.0
Preferred Shares Classified as Liability	$97.0 (12,500,000 shares outstanding)	$99.7 (12,500,000 shares outstanding)
Shareholders’ Equity:
Common Shares (unlimited number authorized)	$485.3 (73,285,000 shares outstanding)	$485.3 (73,285,000 shares outstanding)
Series I Barrier Warrants	$56.6	$56.6
Series II Barrier Warrants	$36.6	$36.6
Contributed Surplus	$53.9	$53.9
Retained Earnings	$2.7	$37.1
Accumulated Other Comprehensive Income	$9.8	$12.9

Total Shareholders’ Equity	$644.9	$682.4

Total Capitalization	$1,334.3	$1,356.3

Note (1):	Other debts consist of capital leases on our fixed assets with various expiration dates.

EARNINGS COVERAGE RATIO

In respect of any offering of Preferred Shares, the applicable Prospectus Supplement will contain the applicable earnings coverage ratios required pursuant to applicable securities laws.

RATINGS

The Company has been assigned credit ratings of B2 with a stable outlook by Moody’s Investors Service, Inc. (“Moody’s”) and B+ with a negative outlook by Standard & Poor’s Ratings Services (“S&P”).

Moody’s credit ratings are on a long-term debt rating scale that ranges from Aaa to C, which represents the range from highest to lowest quality of such securities rated. A rating of B by Moody’s is assigned to debt securities which are considered speculative and are subject to high credit risk. Moody’s applies numerical modifiers 1, 2 and 3 in each generic rating classification from Aa through Caa. The modifier 1 indicates that the issue ranks in the higher end of its generic rating category, the modifier 2 indicates a mid-range ranking and the modifier 3 indicates that the issue ranks in the lower end of its generic rating category. A Moody’s rating outlook is an opinion regarding the likely direction of a rating over the medium term.

S&P’s credit ratings are on a long-term debt rating scale that ranges from AAA to D, which represents the range from highest to lowest quality of such securities rated. According to the S&P rating system, an obligor rated B is more vulnerable than the obligors rated BB, but the obligor currently has the capacity to meet its financial commitments. Adverse business, financial, or economic conditions will likely impair the obligor’s capacity or willingness to meet its financial commitments. The ratings from AA to CCC may be modified by the addition of a plus (+) or minus (−) sign to show relative standing within the major rating categories. A negative outlook means that a rating may be lowered.

Ratings are intended to provide investors with an independent assessment of the credit quality of an issue or issuer of securities and do not speak to the suitability of particular securities for any particular investor. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the rating organization. There is no assurance that any rating will remain in effect for any given period of time or that any rating will not be withdrawn or revised entirely by a rating agency at any time if in its judgment circumstances so warrant. Prospective investors should consult the rating agencies with respect to the interpretation and implications of ratings.

DESCRIPTION OF SHARE CAPITAL

The Company is authorized to issue an unlimited number of Common Shares and 12,500,000 Preferred Shares. As at January 8, 2010, there were 73,285,000 Common Shares and 12,500,000 Preferred Shares issued and outstanding.

Common Shares

Holders of Common Shares are entitled to one vote per share at meetings of shareholders of World Color, to receive dividends if, as and when declared by the Board of Directors and to receive pro rata the remaining property and assets of World Color upon its liquidation, dissolution or winding-up, subject to the rights of shares having priority over Common Shares.

Preferred Shares

Holders of the Preferred Shares are generally entitled to vote on all shareholder matters with holders of the Common Shares on an “as converted” basis and are entitled to elect up to two additional Board members upon the occurrence of certain triggering events. Holders of Preferred Shares are entitled to receive fixed preferential cumulative cash dividends, which accrue on the Preferred Shares at a basic rate of 10% per annum payable quarterly. The applicable dividend rate on the Preferred Shares escalates based on certain triggering events up to a maximum rate of 19% per annum, the most significant of which is a 5% increase to an annualized dividend rate of 15% upon non-payment of the cash dividends in any given quarter, with the rate reverting to 10% per annum once the Company pays in full its next quarterly dividend on the Preferred Shares as well as all accrued and unpaid dividends. The Preferred Shares (including any cumulative unpaid dividends) may be converted at any time at the option of the holder (i) during the first five years following the Effective Date, on a one-for-one basis (subject to certain adjustments, including upon the occurrence of certain trigger events requiring an increase in the applicable conversion ratio) into Common Shares based upon a Common Share price of $8.00 per share and (ii) after the fifth anniversary of the Effective Date, into a variable number of Common Shares based upon the weighted average trading price of the Common Shares on the TSX during a 60-day reference period (subject to adjustment). The Preferred Shares are redeemable at any time at the option of the Company, subject to a holder’s right to opt to convert its Preferred Shares (including any cumulative unpaid dividends) into Common Shares at the applicable ratio instead of having such shares redeemed. In addition, subject to applicable law and restrictions in the Company’s Credit Facility, the Company is required either to (i) make mandatory quarterly redemptions of Preferred Shares with any excess cash as permitted under the Credit Facility proportionate to repurchases of Unsecured Notes or (ii) permanently increase the dividend rate applicable to the Preferred Shares by 2% per annum. The redemption and liquidation price of the Preferred Shares is $8.00 per share plus all accrued and unpaid dividends (subject to adjustment). The Company’s option to redeem is also contingent on the prior repayment of specified amounts under the Credit Facility. There is no fixed maturity date for the Preferred Shares. Holders of Preferred Shares are entitled to receive, upon liquidation, dissolution or winding-up of the Company, an amount equal to the greater of (A) the aggregate of (i) the original issuance price, plus (ii) an amount equal to all cash dividends, if any, accrued and unpaid thereon and (B) the amount that such holders would be entitled to receive if all Preferred Shares had been converted into Common Shares at the applicable rate (the “Liquidation Amount”). The Liquidation Amount shall be paid to the holders of Preferred Shares before any amount shall be paid by the Company or any assets or funds of the Company shall be distributed to holders of Common Shares.

Shareholder Rights Plan

On August 20, 2009, the Company adopted a shareholder rights plan (the “Rights Plan”) to encourage the fair treatment of shareholders in any takeover offer for the Company and to prevent a bidder from acquiring control of the Company in a manner detrimental to shareholders. The Rights Plan is intended to provide the Board of Directors of the Company and its shareholders more time to consider fully any unsolicited take-over bid for the Company and allow more time for the Board of Directors to pursue other alternatives to maximise shareholder value, if appropriate. The Rights Plan is also intended to prevent an attempt to acquire control of the Company other than by means of an offer made to all shareholders.

One right was issued with respect to each of the Common Shares and Preferred Shares of the Company (collectively, the “Shares”) issued and outstanding as of 12:01 a.m. (Eastern Time) on August 20, 2009. These rights will become exercisable only when a person, including any party related to it, acquires or attempts to acquire 20 percent or more of the outstanding Common Shares or of the outstanding Shares without complying with the “Permitted Bid” provisions of the Rights Plan or without approval of the Board of Directors of the Company. Should such an acquisition occur, each right would, upon exercise, entitle a rights holder, other than the acquiring person and related persons, to purchase Shares at a 50 percent discount to the market price at the time.

Under the Rights Plan, a Permitted Bid is a bid made to all holders of the Shares and which is open for acceptance for not less than 60 days. If at the end of 60 days at least 50 percent of the outstanding Shares, other than those owned by the offeror and certain related parties have been tendered, the offeror may take up and pay for the Shares but must extend the bid for a further period of at least 10 days to allow other shareholders to tender.

TRADING PRICE AND VOLUME

The Common Shares are listed on the TSX under the symbols “WC” (trading in Canadian dollars) and “WC.U” (trading in U.S. dollars) and the Series I Barrier Warrants and the Series II Barrier Warrants are listed on the TSX under the symbols “WC.WT.U” and “WC.WT.V”, respectively.

The following table shows the monthly range of high and low prices, the total monthly volumes, and the average daily volumes of the Common Shares and the Warrants traded on the TSX for each month from September 11, 2009 to January 7, 2010.

Common Shares in Canadian Dollars (Symbol: WC)

				Total Monthly
	High Price	Low Price	Closing Price	Volume

August 26, 2009 to August 31, 2009	10.1	8.8	9.2	9,560
September 2009	12.0	9.4	10.9	614,027
October 2009	10.9	9.5	9.5	139,214
November 2009	10.5	9.3	9.8	77,507
December 2009	10.2	9.3	9.7	29,267
January 1, 2010 to January 7, 2010	10.0	9.3	9.5	3,661

Common Shares in U.S. Dollars (Symbol: WC.U)

				Total Monthly
	High Price	Low Price	Closing Price	Volume

August 26, 2009 to August 31, 2009	8.7	8.0	8.7	140,400
September 2009	10.0	8.7	9.5	4,034,586
October 2009	9.7	9.0	9.1	1,310,391
November 2009	10.0	9.3	9.5	158,714
December 2009	9.3	9.1	9.3	124,380
January 1, 2010 to January 7, 2010	9.7	9.2	9.5	59,087

Series I Barrier Warrants in U.S. Dollars (Symbol: WC.WT.U)

				Total Monthly
	High Price	Low Price	Closing Price	Volume

September 11, 2009 to September 30, 2009	2.1	2.0	2.1	78,792
October 2009	4.1	3.1	4.1	286,342
November 2009	4.5	4.1	4.5	22,126
December 2009	5.0	4.2	4.2	8,728
January 1, 2010 to January 7, 2010	5.0	4.3	5.0	79,838

Series II Barrier Warrants in U.S. Dollars (Symbol: WC.WT.V)

				Total Monthly
	High Price	Low Price	Closing Price	Volume

September 11, 2009 to September 30, 2009	1.5	1.5	1.5	78,791
October 2009	3.7	2.1	2.9	273,386
November 2009	3.5	2.9	3.3	97,940
December 2009	2.9	2.9	2.9	5,328
January 1, 2010 to January 7, 2010	2.9	2.9	2.9	2,374

DIVIDEND POLICY

The payment of cash dividends on the Common Shares is limited by the terms of the Preferred Shares and by the terms of the Credit Facility. The terms of the Credit Facility also limit the payment of dividends on the Preferred Shares. Accordingly, it is not anticipated that any cash dividends will be paid on the Common Shares for the foreseeable future. Any determination to pay dividends will be at the discretion of the Board of Directors and will depend upon the Company’s results of operation, financial condition, regulatory and contractual restrictions and other factors the Board of Directors deems relevant. See “Risk Factors — The Company does not expect to pay cash dividends on the Common Shares for the foreseeable future”. Cash dividends payable on the Preferred Shares shall accrue in accordance with the terms of the Preferred Shares. See “Description of Share Capital — Preferred Shares”.

CERTAIN INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement may describe certain Canadian federal income tax consequences to an investor who is resident of Canada of the acquisition, ownership and disposition of any Registrable Securities offered thereunder.

The applicable Prospectus Supplement may also describe certain Canadian federal income tax consequences to an investor who is a non-resident of Canada of acquiring any Registrable Securities offered thereunder, including whether the payments of dividends on the Registrable Securities will be subject to Canadian non-resident withholding tax.

The applicable Prospectus Supplement may also describe certain United States federal income tax consequences of the acquisition, ownership and disposition of any Registrable Securities offered thereunder by an initial investor who is a United States person (within the meaning of the United States Internal Revenue Code of 1986, as amended).

PLAN OF DISTRIBUTION

The Selling Securityholders may sell all or a portion of the Registrable Securities beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Registrable Securities are sold through underwriters or broker-dealers, the Selling Securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Registrable Securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any Canadian or United States securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	in block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	in purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	in an exchange distribution in accordance with the rules of the applicable exchange;

•	in privately negotiated transactions;

•	in which broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	in a combination of any such methods of sale; and

•	in any other method permitted pursuant to applicable law.

In addition to sales effected in the transactions listed above pursuant to this Prospectus and any accompanying Prospectus Supplement, the Selling Securityholders may effect sales of the Registrable Securities pursuant to Rule 144 of the Securities Act.

If the Selling Securityholders effect such transactions by selling Registrable Securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Securityholders or commissions from purchasers of the Registrable Securities for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Registrable Securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Registrable Securities in the course of hedging in positions they assume. The Selling Securityholders may also sell Registrable Securities short and deliver Registrable Securities to close out short positions and to return borrowed shares in connection with such short sales. The Selling Securityholders may also loan or pledge Registrable Securities to broker-dealers that in turn may sell such Registrable Securities.

The Selling Securityholders and any broker-dealer participating in the distribution of the Registrable Securities may be deemed to be “underwriters” within the meaning of the Securities Act and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Registrable Securities is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount of Registrable Securities being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the Registrable Securities may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Registrable Securities may not be sold unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Securityholder will sell any or all of the Registrable Securities registered pursuant to the Registration Statement, of which this Prospectus forms a part.

The Selling Securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Registrable Securities by the Selling Securityholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Registrable Securities to engage in market-making activities with respect to the Registrable Securities. All of the foregoing may affect the marketability of the Registrable Securities and the ability of any person or entity to engage in market-making activities with respect to the Registrable Securities.

The Company will pay all expenses of the registration of the Registrable Securities pursuant to the Registration Rights Agreement including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a Selling Securityholder will pay all underwriting discounts and selling commissions, if any. The Company will indemnify the Selling Securityholders against liabilities, including certain liabilities under applicable securities laws, in accordance with the Registration Rights Agreement, or the Selling Securityholders will be entitled to contribution. World Color may be indemnified by the Selling Securityholders with respect to statements or alleged statements or omissions or alleged omissions made in reliance on written information furnished to the Company by the Selling Securityholder specifically for use in this Prospectus, in accordance with the related Registration Rights Agreement, or the Company may be entitled to contribution.

Once sold under the Registration Statement, of which this Prospectus forms a part, the Registrable Securities will be freely tradable in the hands of persons (other than, for U.S. securities law purposes, the affiliates of the Company and, for Canadian securities law purposes, members of a control block).

All shelf information omitted from this Prospectus will be contained in a Prospectus Supplement that will be delivered to purchasers together with this Prospectus. Each Prospectus Supplement will be incorporated by reference into this Prospectus as of the date of the Prospectus Supplement and only for the purposes of the distribution to which the Prospectus Supplement pertains. No underwriter or dealer involved in an “at the market distribution” as defined under applicable Canadian securities legislation, no affiliate of such an underwriter or dealer and no person acting jointly or in concert with such an underwriter or dealer has over-allotted, or will over-allot, securities in connection with the distribution to effect any other transactions that are intended to stabilize or maintain the market price of the securities.

RISK FACTORS

Investing in the Registrable Securities involves certain risks which should be carefully considered by prospective investors. Prospective purchasers should also give careful consideration to the risks described in Item 3-D “Key Information — Risk Factors” of the Annual Report, as updated by the risks described below. Any of the risks and uncertainties set forth herein or therein could materially and adversely affect the Company’s business, results of operations and financial condition, which in turn could materially and adversely affect the trading price of the Registrable Securities offered by this Prospectus. As a result, investors could lose all or part of their investment. Prospective purchasers should also review the risk factors that will be set forth in other documents that the Company will file after the date of this Prospectus, together with the risk factors set forth in any applicable Prospectus Supplement.

Risks Relating to the Business of the Company

The Company’s actual financial results may vary significantly from the projections filed with the U.S. Bankruptcy Court.

In connection with the Plan process, QWI was required to prepare projected financial information to demonstrate to the U.S. Bankruptcy Court the feasibility of QWI’s ability to continue operations upon emergence from bankruptcy protection. QWI filed projected financial information with the U.S. Bankruptcy Court most recently on May 18, 2009 as part of the Disclosure Statement approved by the U.S. Bankruptcy Court. The projections reflect numerous assumptions concerning anticipated future performance and prevailing and anticipated market and economic conditions that were and continue to be beyond management’s control and that may not materialize either in whole or in part. Projections are inherently subject to uncertainties and to a wide variety of significant business, economic and competitive risks. The Company’s actual results will vary from those contemplated by the projections for a variety of reasons, including the fact that given the Company’s emergence from bankruptcy protection, the Company has applied the CICA Handbook Section 1625, Comprehensive Revaluation of Assets and Liabilities (“Section 1625”), regarding fresh start accounting. As indicated in the Disclosure Statement, the projections applied fresh start accounting provisions. However, these projections were limited by the information available as of the date of the preparation of the projections. Therefore, variations from the projections may be material. The projections have not been incorporated by reference into this Prospectus and neither these projections nor any version of the Disclosure Statement should be considered or relied upon in connection with the purchase of the Registrable Securities.

Because the Company’s consolidated financial statements reflect fresh start accounting adjustments starting in the third quarter of 2009, and because of the effects of the transactions that became effective pursuant to the Plan, financial information in future consolidated financial statements will not be comparable to the Company’s financial information from prior periods.

On the Company’s emergence from creditor protection under Chapter 11 and the CCAA, the Company adopted fresh start accounting in accordance with CICA Handbook Section 1625. Under fresh start accounting, the Company undertook a comprehensive re-evaluation of its assets and liabilities based on the estimated enterprise value of $1.5 billion as established in the Plan. Enterprise value is generally defined to be the Company’s estimated fair value at the Fresh-start Date, less cash and cash equivalents. As a result of fresh start accounting, World Color became a new entity for financial reporting purposes. Accordingly, the consolidated financial statements of the Company on or after August 1, 2009 will not be comparable in many respects to the Company’s statement of financial position and statement of operations for periods prior to the adoption of fresh start accounting and prior to accounting for the effects of the Plan.

The Company’s estimates of fair value are based on independent appraisals and valuations, some of which are not final. Accordingly, the process of allocating the estimated enterprise value was not fully completed as of the date of issuance of the Interim Financial Statements and the amounts assigned to the assets and liabilities may be adjusted as new or improved information on asset and liability appraisals becomes available. This may result in an adjustment to the Company’s preliminary allocation of fair value and such adjustments to the recorded fair value of these assets and liabilities at the Fresh-start Date may impact the values ascribed to the Company’s equity. The Company expects that the allocation of the fair values at the Fresh-start Date will be completed by the time the Company’s annual consolidated financial statements are filed in March 2010.

Risks Relating to the Registrable Securities

There is currently no trading market for the Preferred Shares

The Preferred Shares are a new issue with no established trading market. The Company does not intend to list the Preferred Shares on any exchange and no assurance can be given that an active or liquid trading market for the Preferred Shares will develop or be sustained. If an active or liquid market for the Preferred Shares fails to develop or be sustained, the prices at which the Preferred Shares trade may be adversely affected. The Preferred Shares do not have a fixed maturity date and are not redeemable at the option of the holders. The ability of a holder to dispose of its holding of Preferred Shares may be limited.

Future issuances of securities by the Company or sales by the Selling Securityholders of Registrable Securities, or dilution of the Company’s equity, may adversely affect the price of the Registrable Securities

The market price of the Company’s securities, including the market price of the Common Shares, could decline as a result of issuances of securities by the Company or sales by the Selling Securityholders of Registrable Securities in the market, or the perception that these sales could occur. Sales of the Registrable Securities by the Selling Securityholders might also make it more difficult for the Company to sell equity securities at a time and price that the Company deems appropriate.

In addition, the Preferred Shares are convertible, at the option of the holder, into Common Shares on a one-for-one basis for the first five years (subject to certain anti-dilution adjustments and adjustments for cumulative unpaid dividends) and thereafter into a variable number of Common Shares based on the weighted average trading price of the Common Shares on the TSX. The conversion of some or all of the Preferred Shares will dilute the ownership interest of the existing holders of Common Shares. Any sales in the public market of Common Shares issued upon conversion of the Preferred Shares could adversely affect the price of the Common Shares as well as the Preferred Shares.

The market price of the Registrable Securities may be volatile

Market price fluctuations in the Common Shares and, where applicable, the Preferred Shares may be due to the Company’s operating results failing to meet the expectations of securities analysts or investors in any quarter, downward revision in securities analysts’ estimates, governmental regulatory action, adverse change in general market conditions or economic trends, acquisitions, dispositions or other material public announcements by the Company or its competitors, along with a variety of additional factors including, without the limitation, those set forth under “Forward-Looking Statements”. In addition, the stock markets, including the TSX, have in the past experienced significant price and trading fluctuations. These fluctuations have resulted in volatility in the market prices of securities that often has been unrelated or disproportionate to changes in operating performance. These broad market fluctuations may adversely affect the market price of the Common Shares and, because the Preferred Shares are convertible into the Common Shares, volatility or depressed market prices of the Common Shares could have a similar effect on the trading price of the Preferred Shares. You should read the recent history of the trading price and volume of the Common Shares under “Trading Price and Volume”.

Creditors of the Company rank ahead of holders of Registrable Securities in the event of an insolvency or winding-up of the Company

The Registrable Securities are equity interests in the Company and do not constitute indebtedness. As such, the Registrable Securities will rank junior to all indebtedness (currently outstanding or which may be issued in the future) and other non-equity claims of the Company with respect to assets available to satisfy claims on the Company, including upon its liquidation. Accordingly, if the Company becomes insolvent or is wound-up, the Company’s assets must be used to pay debt before payments may be made on the Registrable Securities.

The Company may in the future issue preferred shares that may be senior to the Common Shares for purposes of dividend distributions or upon liquidation

The Company may, in the future, make offerings of new preferred shares that have a preference over the Common Shares with respect to the payment of dividends or upon liquidation, dissolution, or winding up or that have voting rights that dilute the voting power of the Common Shares. In such instances, the rights of holders of the Common Shares could be adversely affected.

The Preferred Shares may be redeemed without the holder’s consent in certain circumstances

The Preferred Shares may be redeemed by the Company in certain circumstances without the holders’ consent subject to a holder’s right to opt to convert its Preferred Shares into Common Shares at the applicable ratio instead of having such Preferred Shares redeemed.

The Company does not expect to pay cash dividends on the Common Shares for the foreseeable future

The terms of the Preferred Shares and the terms of the Credit Facility limit, among other things, the Company’s ability to pay cash dividends on the Common Shares. The terms of the Credit Facility also limit the payment of dividends on the Preferred Shares. It is not anticipated that any cash dividends will be paid on the Common Shares for the foreseeable future. Any determination to pay dividends will be at the discretion of the Board of Directors and will depend upon the Company’s results of operation, financial condition, regulatory and contractual restrictions and other factors the Board of Directors deems relevant. Accordingly, investors must be prepared to rely on sales of their Common Shares after any price appreciation to earn an investment return, which may never occur. Additionally, investors seeking cash dividends should not convert their Preferred Shares into Common Shares.

U.S. Investors may be unable to enforce certain judgments

World Color is a corporation existing under the CBCA. A number of the Company’s directors and officers, as well as certain of the experts named in this Prospectus, are residents of Canada or other jurisdictions outside of the United States, and a significant portion of the Company’s assets are located outside the United States. As a result, it may be difficult for you to effect service within the United States upon the Company or upon such directors, officers and experts. Execution by United States courts of any judgment obtained against the Company, any of the Company’s directors or officers or any experts named in this Prospectus in United States courts would be limited to the assets of such corporations or such persons, as the case may be, located in the United States. It may also be difficult for holders of securities who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon civil liability and the civil liability of the Company’s directors, executive officers and experts under the United States federal securities laws. The Company has been advised that a judgment of a U.S. court predicated solely upon civil liability under U.S. federal securities laws or the securities or “blue sky” laws of any state within the United States, would likely be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. However, the Company has also been advised by Osler, Hoskin & Harcourt LLP, the Company’s Canadian counsel, that there is doubt as to the enforceability in Canada against these non-U.S. entities or their controlling persons, directors, officers and experts who are not residents of the United States, in original actions or in actions for enforcement of judgments of courts of the United States, of liabilities predicated solely upon U.S. federal or state securities laws.

Anti-takeover provisions could negatively impact the Company’s shareholders

The Company has recently adopted the Rights Plan, discussed above under “Description of Share Capital — Shareholder Rights Plan”. The provisions of the Rights Plan could make it more difficult for a third party to acquire control of the Company even if an acquisition might be in the best interest of the shareholders of the Company.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed or will be filed with the SEC as part of the registration statement of which this Prospectus forms part: (1) the documents listed under the heading “Documents Incorporated by Reference”; (2) powers of attorney from the directors and officers of the Company (included on the signature pages of the Registration Statement); (3) the consent of KPMG LLP; and (4) the consent of Osler, Hoskin & Harcourt LLP.

EXEMPTION FROM SECURITIES LAW REQUIREMENTS

Pursuant to a decision of the AMF dated December 18, 2009, the Company was granted permanent relief from the requirement to prepare a French-language version of the Prospectus and any applicable prospectus supplement as well as the documents incorporated by reference therein.

WHERE YOU CAN FIND MORE INFORMATION

Each purchaser of Registrable Securities from the Selling Securityholders will be furnished with a copy of this Prospectus and any related amendment or supplement to this Prospectus. World Color is, and its predecessor entity, Quebecor World, was, subject to the periodic reporting and other information requirements of the Exchange Act. You may read and copy any documents filed by the Company at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information regarding the operations of the public reference facilities by calling the SEC at 1-800-SEC-0330. The Company’s filings with the SEC are also available to the public through the SEC’s internet site at http://www.sec.gov.

You may also request a copy of any of the filings of the Company, at no cost, by writing or telephoning the Corporate Secretary of the Company at 999 de Maisonneuve Blvd. West, Suite 1100, Montreal, Québec, Canada H3A 3L4, telephone: (514) 380-1957.

INTEREST OF EXPERTS

Certain legal matters relating to the issue and sale of the Registrable Securities offered hereby will be passed upon on behalf of World Color by Osler, Hoskin & Harcourt LLP, Montreal, Canada under Canadian law. As of the date hereof, the partners and associates of Osler, Hoskin & Harcourt LLP, as a group, beneficially own, directly and indirectly, less than 1% of the securities of World Color or any associate or affiliate of World Color outstanding at such date.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The independent auditors of World Color are KPMG LLP, Chartered Accountants, Montreal, Québec.

The transfer agent and registrar for the Registrable Securities is Computershare Trust Company of Canada at its principal transfer offices in Montreal, Toronto, Vancouver, Calgary and Halifax.

PART II
INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
Indemnification
     The Canada Business Corporations Act, R.S.C. 1985, c. C-44 (the “CBCA”) provides that a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity. A corporation may not indemnify an individual unless the individual (a) acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation’s request and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. The indemnification may be made in connection with an action by or on behalf of the corporation or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual’s association with the corporation or other entity as described above, only with court approval and provided the individual fulfills the conditions set out in clauses (a) and (b) above. The aforementioned individuals are entitled to indemnification from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the corporation or other entity as described above if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual described above ought to have done and provided the individual fulfills the conditions set out in clauses (a) and (b) above. A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding described above; however, the individual shall repay the moneys if the individual does not fulfill the conditions set out in clauses (a) and (b) above.
     Article 4 of the Amended and Restated By-law One of World Color Press Inc. (the “Registrant”), provides that the Registrant shall, to the full extent provided by law, indemnify a director or officer of the Registrant, a former director or officer of the Registrant or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity. In addition, the Registrant shall, to the full extent provided by law, advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding referred to in the preceding sentence. The individual shall repay the moneys if the individual does not fulfill the conditions prescribed by law permitting the Registrant to indemnify such individual.
     Underwriting agreements in respect of offerings of securities under this registration statement may contain provisions by which the underwriters agree to indemnify the Registrant, each of the directors and officers of the Registrant and each person who controls the Registrant within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) with respect to information furnished by the underwriters for use in the registration statement.
     Insofar as indemnification for liabilities arising from the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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EXHIBIT INDEX

Exhibit
Number	Description

4.1	Annual Report on Form 20-F of Quebecor World Inc. dated March 24, 2009 in respect of Quebecor World Inc.’s financial year ended December 31, 2008 , which includes (i) the Annual Consolidated Financial Statements of Quebecor World Inc. as at December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006, together with the notes thereto and the auditors’ report thereon, dated March 26, 2009, which contains explanatory paragraphs that state the contributing factors having lead to the Insolvency Proceedings and the Insolvency Proceedings raise substantial doubt about the Corporation’s ability to continue as a going concern; and (ii) Management’s Discussion and Analysis of the financial condition and results of operations of Quebecor World for the years ended December 31, 2008 and 2007 included as “Item 5 — Operating and Financial Review and Prospects”, including Management’s Report on Internal Control over Financial Reporting as of December 31, 2008 and the Report of the Independent Registered Public Accounting Firm on the Corporation’s internal control over financial reporting as of December 31, 2008, dated March 26, 2009, which expressed an opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2008 because of the effect of a material weakness on the achievement of the objectives of the control criteria (incorporated by reference to Quebecor World Inc.’s Annual Report on Form 20-F (Commission File No. 1-14118) filed by Quebecor World Inc. on March 27, 2009)

4.2	Interim Unaudited Consolidated Financial Statements of World Color for the three and nine months ended September 30, 2009 and 2008 (incorporated by reference to Exhibit 99.2 to World Color Press Inc.’s report on Form 6-K (Commission File No. 1-14118) furnished by World Color Press Inc. on November 13, 2009)

4.3	Management’s Discussion and Analysis of the financial condition and results of operations of World Color Press Inc. for the three and nine months ended September 30, 2009 and 2008 (incorporated by reference to Exhibit 99.3 to World Color Press Inc.’s report on Form 6-K (Commission File No. 1-14118) furnished by World Color Press Inc. on November 13, 2009)

4.4	Additional Disclosures Related to the Reconciliation to U.S. GAAP Note for the years ended December 31, 2008, 2007 and 2006 (and associated Auditors’ Report furnished by KPMG LLP) (incorporated by reference to World Color Press Inc.’s report on Form 6-K (Commission File No. 1-14118) furnished by World Color Press Inc. on January 8, 2010)

4.5	Unaudited Reconciliation to U.S. GAAP for the nine-month periods ended September 30, 2009 and 2008 (incorporated by reference to World Color Press Inc.’s report on Form 6-K (Commission File No. 1-14118) furnished by World Color Press Inc. on January 8, 2010)

4.6	Material Change Report of World Color Press Inc. dated July 31, 2009 with respect to the successful emergence of Quebecor World Inc. from protection under the Companies’ Creditors Arrangement Act in Canada and under Chapter 11 of the U.S. Bankruptcy Code in the United States (incorporated by reference to Exhibit 99.1 to World Color Press Inc.’s report on Form 6-K (Commission File No. 1-14118) furnished by World Color Press Inc. on August 4, 2009)

4.7	Material Change Report of World Color Press Inc. dated August 21, 2009 with respect to the adoption by the World Color Press Inc. of a shareholder rights plan (incorporated by reference to Exhibit 99.2 to World Color Press Inc.’s report on Form 6-K (Commission File No. 1-14118) furnished by World Color Press Inc. on August 21, 2009)

4.8	Material Change Report of World Color Press Inc. dated September 11, 2009 with respect to the appointment of Mark Angelson as Chairman and Chief Executive Officer of World Color Press Inc. (incorporated by reference to Exhibit 99.2 to World Color Press Inc.’s report on Form 6-K (Commission File No. 1-14118) furnished by World Color Press Inc. on September 11, 2009);

5.1	Consent of Osler, Hoskin & Harcourt LLP

5.2	Consent of KPMG LLP

6.1	Powers of Attorney (included on signature pages hereto)

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PART III
UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
Item 1.   Undertaking.
     The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.
Item 2.   Consent to Service of Process.
     Concurrently with the filing of this Registration Statement on Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

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SIGNATURES
     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Province of Québec, Canada, on the 8th day of January, 2010.

WORLD COLOR PRESS INC.
By	/s/ Mark A. Angelson
	Name:	Mark A. Angelson
	Title:	Chairman of the Board and Chief Executive Officer

     Each person whose signature appears below hereby constitutes and appoints each of Mark A. Angelson and Andrew Hines his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (unless revoked in writing) to sign the registration statement on Form F-10 to which this power of attorney is attached for purposes of registering the securities of World Color Press Inc., and any and all amendments thereto (including post-effective amendments thereto), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting to such attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as full to all intents and purposes as he lawfully do or cause to be done by virtue hereof.

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     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated, on the 8th day of January, 2010.

/s/ Mark A. Angelson Mark A. Angelson	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ Andrew Hines Andrew Hines	Interim Chief Financial Officer (Principal Financial Officer)

/s/ Jo-Ann Longworth Jo-Ann Longworth	Chief Accounting Officer (Principal Accounting Officer)

/s/ Michael Allen Michael Allen	Director

/s/ Raymond J. Bromark Raymond J. Bromark	Director

/s/ Gabriel De Alba Gabriel De Alba	Director

/s/ James Gaffney James Gaffney	Director

/s/ Jack Kliger Jack Kliger	Director

/s/ David McAusland David McAusland	Director

/s/ Tom Ryder Tom Ryder	Director

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AUTHORIZED REPRESENTATIVE
     Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative in the United States of World Color Press Inc., on the 8th day of January, 2010.

World Color (USA) Corp.
By:	/s/ Roland Ribotti
	Name:	Roland Ribotti
	Title:	Vice-President, Corporate Finance and Treasurer

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